Exhibit 99.1

                 HEI ANNOUNCES FIRST QUARTER FISCAL 2005 RESULTS

      -- Revenues grow 29% over first quarter of fiscal 2004

      -- Operations return to profitability

      -- Nasdaq continued listing requirements satisfied

    MINNEAPOLIS, Feb. 3 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEIIE) ( http://www.heii.com ) today announced results for its first quarter of fiscal 2005, which ended November 27, 2004.

    Net sales for the first quarter of fiscal 2005 were $14.1 million, a 29% improvement over sales of $10.9 million reported in the first quarter of fiscal 2004. The Company reported net income of $415,000 or $0.05 per share in the first quarter this year as compared to a loss of $1,253,000 or ($0.18) per share last year.

    "We are extremely pleased to be able to report to our shareholders that our efforts over the past two years are beginning to show positive results," said Mack Traynor, Chief Executive Officer and President. "While I am very happy with the growth in our sales levels, I am particularly pleased that the changes in our manufacturing processes and procedures have enabled us to more efficiently manufacture and ship more products in the quarter. This has resulted in a substantial improvement in our gross profit margins from 10% in the first quarter last year to 21% in the first quarter this year. As a result, we are able to report an operating profit for the quarter."

    Traynor added, "We continue to work diligently to build on these positive developments. In addition to the operational improvements, we have taken a number of actions over the past several months to strengthen our balance sheet and financial position. We ended the quarter with $300,000 of cash and $2.7 million outstanding on our expanded credit facility. As we previously disclosed, in January our credit agreement was amended to increase our borrowing capacity from $4.0 million to $5.0 million, subject to availability based on accounts receivable."

    Traynor continued, "The Company will be filing its Form 10-Q for the quarter ended November 27, 2004 later today. We are currently awaiting the decision from our January 20, 2005 hearing before a Nasdaq Listing Qualifications Panel, and we believe that the filing of the Form 10-Q will demonstrate our compliance with all requirements for continued listing on The Nasdaq National Market." The Company plans to make a further announcement upon receipt of the Panel's decision, which will include the expected date for removal of the "E" from the Company's trading symbol.

    "The results we achieved in the first quarter represent only one step in our long-term plan for the continued growth and profitability of HEI. I want to thank all of our employees for all their hard work over the past two years to get us to this point. I also want to thank our customers, vendors and shareholders for their continued support," concluded Mr. Traynor.

    The Company will hold a conference call to discuss the Company's operating results and business strategies on Thursday, February 3, 2005 at 4:00 p.m. Eastern Time (3:00 p.m. Central Time). This call is being web-cast and can be accessed via the HEI web site at http://www.heii.com . The call will be recorded and be available after the call at this same location on the web page.

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HEI, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

                                                   Three Months Ended
                                             -----------------------------
                                              November 27,    November 29,
                                                  2004            2003
                                             -------------   -------------
Net sales                                    $      14,071   $      10,894
Cost of sales                                       11,115           9,821
  Gross profit                                       2,956           1,073
Operating expenses                                   2,879           2,732
  Operating income (loss)                               77          (1,659)
Other income (expenses)                                338             406
 Income (loss) before income taxes                     415          (1,253)
Income taxes                                             -               -

Net income (loss)                            $         415   $      (1,253)

Net income (loss) per common share
  Basic                                      $        0.05   $       (0.18)
  Diluted                                    $        0.05   $       (0.18)

Weighted average common shares outstanding
  Basic                                              8,357           7,046
  Diluted                                            8,425           7,046

HEI, Inc.
Consolidated Balance Sheets
(In thousands)

                                              November 27,     August 31,
                                                 2004             2004
                                             -------------   -------------
                                              (unaudited)      (audited)
Cash and cash equivalents                    $         304   $         200
Restricted cash                                          -             481
Accounts receivable, net                             8,246           6,770
Inventories                                          7,595           6,787
Net property and equipment                           7,125           7,391
Total assets                                        26,307          25,112
Line of credit                                       2,687           1,310
Current maturities of long-term debt                   356             403
Accounts payable                                     5,944           5,663
Long-term debt, less current maturities              1,777           1,833
Total shareholders' equity                          10,392           9,957

    HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

    Headquarters & Microelectronics Division   PO Box 5000, 1495 Steiger Lake
                                                Lane, Victoria, MN  55386
    -Advanced Medical Division                 4801 North 63rd Street, Boulder
                                                CO  80301
    -High Density Interconnect Division        610 South Rockford Drive,
                                                Tempe, AZ  85281
    RF Identification and Smart Card Division  1546 Lake Drive West,
                                                Chanhassen, MN  55317

    FORWARD-LOOKING INFORMATION
    Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies, growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, HEI's expectations regarding continued listing of HEI's common stock on Nasdaq, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Division, collection of outstanding debt, HEI's ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI's SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.

SOURCE  HEI, Inc.
    -0-                             02/03/2005
    /CONTACT: Mack V. Traynor, CEO, or Timothy Clayton, CFO, both of HEI, Inc., +1-952-443-2500/
    /Web site:  http://www.heii.com /

_